SHARE TRANSFER AGREEMENT

This Agreement dated effective the 17th day of January, 2006.

BETWEEN:

IAN MATHESON of 2215 Lucerne Circle
Henderson, NV 89014

(the “Transferor”)

OF THE FIRST PART

AND:

NANOMINERALS CORP. of PO Box 530696
Henderson, NV 89053

(the “Transferee”)

OF THE SECOND PART

THIS AGREEMENT WITNESSES THAT for good and valuable consideration paid by the Transferee to the Transferor, the receipt and sufficiency of which is acknowledged, and in reliance of the representations and warranties of the Transferee, the Transferor hereby sells, assigns and transfers to the Transferee the number of shares, as constituted on the date hereof, of SEARCHLIGHT MINERALS CORP. (the “Company”) set forth below (the “Shares”) free and clear of all liens, charges and encumbrances. The Transferee acknowledges and agrees that the shares are restricted securities, as contemplated under the United States Securities Act of 1933 which have been issued without registration and that all certificates representing the shares will be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN OFFERED AND SOLD ONLY TO ACCREDITED INVESTORS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE PROVISIONS OF THE ACT OR ARE EXEMPT FROM SUCH REGISTRATION”.

The Transferee represents and warrants to the Transferor that:

(1)

The Transferee is acquiring the Shares for its own account for investment purposes, with no present intention of dividing its interest with others or reselling or otherwise disposing of any or all of the Shares;

(2)

The Transferee does not intend any sale of the Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance;

(3)	The Transferee has no present or contemplated agreement providing for the sale or other disposition of the Shares;

(4)	The Transferee is not aware of any circumstance presently in existence which is likely in the future to prompt a sale or other disposition of the Shares;

(5)

The Transferee and its shareholders possess the financial and business experience to make an informed decision to acquire the Shares and have had access to all information relating to the Company and its business operations which would be necessary to make an informed decision to purchase the Shares.

This agreement may be executed in one or more counter-parts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date of this Agreement.

/s/ Ian Matheson
Ian Matheson

NANOMINERALS CORP.

per:	/s/ Charles Ager
Authorized Signatory

NUMBER OF SHARES TRANSFERRED:             16,000,000 Common Shares